EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Option and Incentive Plan, as amended and restated March 2006 and the Second Amended and Restated 2003 Non-Employee Director Stock Option Plan of Phase Forward Incorporated, of our reports dated March 8, 2006, with respect to the consolidated financial statements of Phase Forward Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Phase Forward Incorporated’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Phase Forward Incorporated, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 15, 2006